SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2007

MEDIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-19131 (Commission File Number)	52-1555759 (IRS Employer Identification No.)

One MedImmune Way Gaithersburg, Maryland 20878

(Address of principal executive offices)

(301) 398-0000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Change in Control of Registrant.

As previously announced, on April 22, 2007, MedImmune, Inc., a Delaware corporation (“MedImmune”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AstraZeneca PLC, a public limited company incorporated under the laws of England and Wales (“Parent”), and AstraZeneca Biopharmaceuticals Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), pursuant to which Purchaser will merge with and into MedImmune (the “Merger”).

Pursuant to the Merger Agreement, Purchaser commenced a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.01 per share (including the associated preferred stock purchase rights, the “Shares”), of MedImmune at $58.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 3, 2007 and in the related Letter of Transmittal.  The Offer expired at 12:00 midnight, New York City time, on Thursday, May 31, 2007, at which time, based on the information provided by The Bank of New York, the depository for the Offer, approximately 229,271,957 Shares were tendered and not withdrawn prior to the expiration of the Offer (including approximately 27,750,668 Shares subject to guaranteed delivery procedures), which represent approximately 96.0 percent of MedImmune’s outstanding Shares.  Purchaser has accepted all validly tendered and not withdrawn Shares for payment.

Purchaser also commenced a subsequent offering period for all remaining Shares.  During the subsequent offering period, Shares that are tendered will be immediately accepted and promptly paid the same $58.00 per Share net to the seller in cash without interest paid during the initial offering period.  The subsequent offering period will expire at 12:00 midnight, New York City time, on Tuesday, June 5, 2007.

According to the Merger Agreement, effective upon acceptance for payment by Purchaser of any Shares pursuant to the Offer, Parent is entitled to designate directors to MedImmune’s Board of Directors (the “Board”) in such number as is proportionate to Parent’s Share ownership.  Parent designated six representatives to serve on the Board, giving Parent a majority of the Board.  Three of MedImmune’s current members of the Board, Barbara Hackman Franklin, M. James Barrett and Elizabeth H. S. Wyatt, will remain on the Board until Parent effects the Merger.  Parent intends to effect the Merger by way of a short-form merger under Delaware law on or about June 18, 2007 in order to comply with certain notice provisions in the indentures governing MedImmune’s 1.375% Convertible Senior Notes Due 2011 and 1.625% Convertible Senior Notes Due 2013.  In connection with the Merger, all outstanding Shares not purchased in the Offer (other than Shares owned by (i) MedImmune, Parent or any of their subsidiaries and (ii) stockholders, if any, who properly exercise their appraisal rights under Delaware law) will be converted into the right to receive $58.00 per Share in cash, without interest thereon, less any required withholding taxes.

The aggregate consideration paid or to be paid by Parent and Purchaser in the Offer and the Merger is approximately $15.6 billion.  According to the Offer to Purchase, Parent will provide Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer and not withdrawn and will provide funding for the Merger.  On May 1, 2007, Parent entered into a new facility agreement, amended and restated as of May 31, 2007 (the “Amended Facility Agreement”), with Citigroup Global Markets Limited, Deutsche Bank AG, London Branch and HSBC Bank plc acting as mandated lead arrangers and bookrunners, JPMorgan Cazenove Limited acting as mandated lead arranger, HSBC Bank plc as facility agent, HSBC Bank USA, National Association as swingline agent and other parties thereto, to provide part of the financing for the acquisition with the remainder being financed from cash on hand. The Amended Facility Agreement provides for a $15.0 billion committed revolving loan facility including a swingline facility in a maximum aggregate amount of $5.0 billion.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by MedImmune on April 23, 2007.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, effective upon acceptance for payment by Purchaser of any Shares pursuant to the Offer, Parent is entitled to designate directors to the Board in such number as is proportionate to Parent’s Share ownership.  Following acceptance of the Shares validly tendered and not withdrawn (including Shares tendered by notice of guaranteed delivery), Parent and its affiliates owned approximately 96.0 percent of the outstanding Shares.

In accordance with the Merger Agreement, on June 1, 2007, Wayne T. Hockmeyer, Ph.D., David M. Mott, David Baltimore, Ph.D., James H. Cavanaugh, Ph.D., Robert H. Hotz, and George M. Milne, Jr., Ph.D. resigned as directors of the Board and the Board appointed David Elkins, Glenn Engelmann, John Goddard, Shaun Grady, Rodger McMillan and John Rex as directors of the Board effective as of June 1, 2007.  Information about the six directors designated for appointment by Parent has been previously disclosed in the Information Statement contained in the Schedule 14D-9 which was filed by MedImmune with the Securities and Exchange Commission on May 3, 2007 and is incorporated herein by reference.

Each resigning director is resigning pursuant to the Merger Agreement, and none of the directors of MedImmune is resigning from the Board because of any disagreements relating to MedImmune’s operations, policies or practices.

Item 8.01.  Other Events.

On June 1, 2007, Parent issued a press release announcing the expiration of the initial offering period of the Offer and commencement of a subsequent offering period.  A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)

Exhibit No.	Description
99.1	Press Release of AstraZeneca, dated as of June 1, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2007

MedImmune, Inc

By:	/s/ William C. Bertrand
	Name:	William C. Bertrand Jr., Esq.
	Title:	Senior Vice President, General Counsel & Corporate Secretary